Exhibit 10.14

CLINICAL MANUFACTURING AND SUPPLY AGREEMENT

THIS CLINICAL MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is made effective as of the 26” day of August, 2015 (“Effective Date”) by and between BAXTER ONCOLOGY GmbH, with an address at Kantstrasse 2, 33790 Halle/Westfalen, Germany, as such term is defined herein (“Baxter”), and ACCELERATED PHARMA, INC., a Delaware corporation having offices at 15W155 81’ Street, Burr Ridge, Illinois 60527 (“Client”).

RECITALS

1.          Client is engaged in the development, bulk production, formulation, sale and distribution of pharmaceutical products;

2.          Baxter is, among other pharmaceutical activities, engaged in the formulation, filling, inspection, labeling and packaging of pharmaceutical products for various pharmaceutical companies;

3.          Client and Baxter desire to have Baxter formulate, fill, inspect, package, label, and test Product for Client for clinical supply.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Client and Baxter, hereinafter referred to as “Party” or “Parties”, agree as follows:

Article 1, DEFINITIONS

1.1           As used in this Agreement, the following words and phrases shall have the following meanings:

“Active Pharmaceutical Ingredient” or “API” shall mean Picoplatin.

“Affiliate” shall mean any corporation or other business entity directly or indirectly controlled by, controlling, or under common control with a Party or its parent corporation. The term “control” (including, with correlative meaning, the terms “controlled by,” “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

“Applicable Law” means all international, national, federal, state, provincial and local laws, statutes, codes, rules, regulations, ordinances, orders, decrees or other pronouncements of any governmental, administrative or judicial authority having the effect of law that govern the Parties’ respective obligations hereunder, including cGMP.

“Batch” shall mean a specific quantity of Product comprising a number of Units mutually agreed upon between Client and Baxter, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of manufacture.

“Baxter SOPs” shall mean Baxter’s standard operating procedures applicable to the Production of Product.

“Components” shall mean the primary packaging components (e.g. vial, stopper and seal) used by Baxter in the Production of Product under this Agreement. Components are listed in the Product Master Plan.

“Confidential Information” shall be defined as set forth in Article 18.

“Current Good Manufacturing Practices” or “cGMP” shall mean the following to the extent having jurisdiction over the Production of Product: (a) the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations (including without limitation 21 CFR 210 and 211); (b) the practices and principles promulgated by the EMA (European Medicines Agency), including EC Directive 20031941EC; and (c) the PICS guidelines to good manufacturing practices in effect at any time during the Term of this Agreement.

“Delivery Date” shall mean the confirmed date in a Firm Purchase Order or an alternative date agreed upon by Client and Baxter, designating the date that Product is made available by Baxter for pick-up at Baxter’s facility to a common carrier designated by Client.

“Effective Date” shall mean the date set forth above.

“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

“FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

“Intellectual Property” shall mean ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

“Inventions” shall mean any inventions, discoveries, innovations, methods, improvements, processes, techniques or other valuable developments, whether patentable or copyrightable or not, relating to Product, the API or their manufacture, arising out of the performance of services under this Agreement by Baxter and/or any use of either Client Intellectual Property and/or the API. For the avoidance of doubt, Inventions include Process Inventions, as defined below.

“Master Batch Record” or “MBR” shall mean, with respect to each Presentation of Product to be Produced hereunder, a formal set of instructions for the Production of each Presentation of such Product. The MBR shall be developed and maintained in Baxter’s standard format by Baxter, using Client’s master formulation and technical support.

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“Materials” as used in this Agreement shall collectively mean all materials required for Production of Product, including the API, Components, Secondary Packaging Materials and Raw Materials.

“Materials Specifications” shall mean the specifications and testing to be performed on the Materials, as specified in the Product Master Plan.

“Presentation” shall mean the specific formulation and Components for the Product as specified in the applicable Master Batch Record.

“Process Inventions” shall mean any Inventions that are new manufacturing technologies, methods, processes or techniques, or are improvements to existing manufacturing technologies, methods, processes or techniques, and that are generally applicable to pharmaceutical products. For purposes of clarity, Process Inventions shall not include such Inventions that (i) are only applicable to Product and/or the API and/or (ii) require the use of Product and/or the API.

“Produce” or “Production” shall mean the formulation, filling, packaging, inspecting, labeling, and testing of Product by Baxter as specified in the applicable Master Batch Record.

“Product” shall mean product as specified in the Product Master Plan for use in clinical trials.

“Product Master Plan” shall mean an addendum to this Agreement for Product Produced hereunder, which may include, without limitation, the Product, Product Specifications, Materials, Materials Specifications, Regulatory Authorities, the countries where such Product will be used in clinical trials, Presentations, and pricing for such Product Produced under this Agreement.

“Product Requirements” shall mean cGMPs, the Product Specifications and the Master Batch Record.

“Product Specifications” shall mean, with respect to Product, the specifications and testing to be performed for the Product and/or the stability program that are set forth in the Baxter SOPs and the Master Batch Records. The Product Specifications include all tests that Baxter is required to conduct or cause to be conducted as specified in the Product Master Plan. The Product Specifications may be modified from time to time only by a written agreement of Client and Baxter.

“Production Price” shall be defined in Section 5.1.

“Purchase Order” shall mean written orders from Client to Baxter which shall specify (a) the quantity of Product ordered, (b) shipping instructions (e.g. choice of container, temperature requirements), (c) requested delivery dates, and (d) delivery destinations.

“Quality Agreement” shall mean an addendum to this Agreement under which the Parties allocate the pharmaceutical responsibilities, as further set forth in Section 2.2.

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“Raw Materials” shall mean all excipients, inactive ingredients and other substances used by Baxter in the Production of Product under this Agreement with the exception of API, Components and Secondary Packaging Materials. All Raw Materials are listed in the Product Master Plan.

“Regulatory Approval” shall mean all authorizations by the appropriate Regulatory Authority necessary for use in clinical trials in a jurisdiction, including without limitation, approval of labeling and Production.

“Regulatory Authority” means those agencies or authorities responsible for regulation of the Product in the country where the Product is used in clinical trials, provided such Regulatory Authority is expressly agreed to by the Parties in the Product Master Plan. Baxter will have no obligation to Produce in compliance with the requirements of a Regulatory Authority not specified in the Product Master Plan.

“Released Executed Batch Record” shall mean the completed batch record and associated deviation reports, investigation reports, and Certificates of Analysis created for each Batch of Product as specified in the Product Master Plan.

“Reservation Fees” shall be the fees set forth in the Product Master Plan which are payable by Client for modification or cancellation of a Firm Purchase Order.

“Rolling Forecast” shall be defined in Section 4.2.

“Secondary Packaging Materials” as used in this Agreement shall mean any material employed in the secondary packaging of the Product (e.g. leaflet, label and folded box) but excluding any outer packaging used for transportation or shipment. All Secondary Packaging Materials are listed in the Product Master Plan.

“Unit” shall mean an individually packaged dose of Product, including by way of example only, a vial, as specified in the Product Master Plan.

Article 2. PRODUCT MASTER PLAN AND QUALITY AGREEMENT

2.1           Product Master Plan. For Product to be Produced hereunder, the Parties shall agree in writing upon a Product Master Plan. Baxter will not be required to schedule or commence Production until a Product Master Plan for such Product has been approved in writing by both Baxter and Client.

2.2           Quality Agreement. The Parties will agree in writing on a Quality Agreement. Baxter will not be required to schedule any Production until a Quality Agreement has been duly signed by both Baxter and Client.

2.3           Amendment. This Agreement and each Quality Agreement and Product Master Plan may be amended from time to time, only upon mutual written agreement of Client and Baxter. Upon execution of any Quality Agreement or Product Master Plan or any amendment thereof, such Product Master Plan and Quality Agreement shall be deemed to be incorporated herein by reference and made a part of this Agreement. In the event of a conflict between this Agreement and the Quality Agreement, the Quality Agreement will prevail for matters of quality and this Agreement will prevail for all business, legal, and financial issues. In the event of a conflict between this Agreement and any Product Master Plan, this Agreement will prevail.

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2.4         Effect of Failure to Execute Plans. Failure to execute a Product Master Plan with respect to the Product will not relieve either Party of any obligation accruing with respect to such Product prior to such failure to execute provided the Parties have agreed in writing to such services. Client agrees to reimburse Baxter for all non-cancelable costs incurred by Baxter for work performed and Materials ordered with respect to such Product.

Article 3, PURCHASE AND SUPPLY OF MATERIALS

3.1         Client Supplied Materials. Client, at its expense (including without limitation shipping costs), shall supply to Baxter, in a timely manner, all Client supplied Materials. Baxter’s obligations with respect to evaluation and testing of incoming Client supplied Materials shall be set forth in the Quality Agreement

3.2         Material Delivery Delays. Timely delivery of Client supplied Materials shall mean that the respective Materials and the required cGMP-related documents reach Baxter at least three (3) months prior to the Delivery Date of Product as set forth in the Firm Purchase Order. A delay in delivery of the Materials by the vendor shall not be considered to be a delay by Baxter. Notwithstanding anything in this Agreement to the contrary, in the event that Baxter receives the Client supplied Materials and associated cGMP documents for the Production of Product less than three (3) months prior to the Delivery Date of Product as set forth in the Firm Purchase Order, Baxter may charge Client the Reservation Fees as set forth in the Product Master Plan.

3.3         Baxter Supplied Materials. Unless otherwise specified in a Product Master Plan, Baxter will purchase the Baxter supplied Materials in sufficient quantities to meet the greater of (a) Client’s forecasted demand for Product as set forth in the first three (3) months of Client’s Rolling Forecast, or (b) the minimum order quantity requirements as defined by the third party supplier.

3.3.1           Expired Baxter Supplied Materials. If any quantities of a Baxter supplied Material ordered in accordance with Section 3.3 expire prior to Baxter’s use of such Material in Production of Product, Client agrees to reimburse Baxter for the costs of the expired Baxter supplied Material and reasonable disposal-related costs within thirty (30) days from the date of Baxter’s invoice evidencing the cost of the expired Material and disposal-related costs.

3.4         Importer of Record. In the event any material or equipment to be supplied by Client, including without limitation Client supplied Materials, is imported into Germany for delivery to Baxter (“Imported Goods”), such Imported Goods shall be imported DDP Halle/Westfalen, Germany (Incoterms 2010). Client shall be the “Importer of Record” of such Imported Goods. As the Importer of Record, Client shall be responsible for all aspects of the Imported Goods including, without limitation (a) customs and other regulatory clearance of Imported Goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (c) keeping all records, documents, correspondence and tracking information required by Applicable Law arising out of or in connection with the importation or delivery of the Imported Goods.

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Article 4. FORECASTS, ORDERS, AND CAPACITY

4.1         Agreement to Purchase and Supply. Pursuant to the terms and conditions of this Agreement, Client will purchase the Product from Baxter, and Baxter will Produce the Product for Client in accordance with Article 4.

4.2         Forecasts. Commencing on the Effective Date of this Agreement and prior to the tenth (10’h) calendar day of each month thereafter, Client will provide to Baxter in writing a twelve (12) month rolling forecast, broken down by month, of Client’s estimated requirements for the Product (the “Rolling Forecast”). The first three (3) months of each Rolling Forecast shall be binding for Client (the “Binding Forecast”).

4.3         Purchase Orders. Client shall submit Purchase Orders to Baxter covering Client’s purchases of Product pursuant to this Agreement and specifying project code, Units and delivery date. For the avoidance of doubt, supply of Product under this Agreement shall not be subject to the terms and conditions contained on any Purchase Order and/or acceptance thereof except insofar as any such Purchase Order and/or acceptance establishes the quantity and requested delivery dates for such Product. Client shall not, without the written consent of Baxter, designate a delivery date in a Purchase Order earlier than three (3) months from the date Client submits the Purchase Order.

4.3.1           Provided Client submits its Purchase Order in accordance with Section 4.2, within ten (10) business days from receipt of a Purchase Order, Baxter will review the requested quantities and delivery date and Baxter will: (i) accept the Purchase Order in its entirety, or (ii) accept the requested quantities of Product and provide an alternate delivery date, which shall be no more than thirty (30) days from the requested delivery date. Upon Baxter’s acceptance of a Purchase Order as set forth in (i) and (ii) above, Baxter shall provide a confirmation of the Purchase Order setting forth the Delivery Date that Baxter will meet and such Purchase Order shall become a “Firm Purchase Order”. Client shall order full Batches of Product on a single Purchase Order

4.3.2           Client Modification of a Delivery Date in a Firm Purchase Order or Cancellation of a Firm Purchase Order. In the event that Client (i) modifies the Delivery Date which impacts the filling date of Product or (ii) cancels a Firm Purchase Order, Client shall pay, as liquidated damages and not as a penalty, the Reservation Fees set forth in the Product Master Plan.

Article 5, PRICE

5.1         Product Production Price. The price to be paid by Client for the Production of Product (the “Production Price”) shall be set forth in the Product Master Plan.

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Article 6, SHIPMENT AND INVOICING

6.1         Delivery Terms. Product shall be delivered to Client EXW (Incoterms 2010) at Baxter’s facility in Halle/Westfalen, Germany. freight collect by a common carrier designated by Client, provided, however, Baxter shall be responsible for the loading of the Product on departure and shall bear all costs of such loading. Client shall procure, at its cost, insurance covering damage or loss to the Product during shipping.

6.2         Storage.

6.2.1           Product Storage. Baxter will store Product free of charge for up to thirty (30) calendar days after Baxter’s release (the “Storage Period”). After the Storage Period, if Baxter agrees to store Product longer, then Baxter may charge the storage fees as set forth in the Product Master Plan.

6.2.2           Third Party Storage. Baxter shall be permitted to store Materials (excluding API) in third party storage facilities qualified by Baxter; such qualified facilities shall be at the discretion of Baxter. Notwithstanding the foregoing, in the event of an emergent situation, Baxter shall be permitted to store API and Product in a third party storage facility qualified by Baxter. If feasible, Baxter will notify and consult with Client prior to storing API and Product in a third party storage facility.

6.3         Subsequent Export. Client agrees and represents that Client is the owner of the goods that are consigned to Baxter for contract manufacturing services and warrants that Client is responsible for any subsequent export or re-export and will comply with all Applicable Law relating to the export or re-export, including the prohibition against unlawful transshipments. Further, where such goods are destined for export or re-export, Client agrees and accepts that it shall act as the exporter of record, and warrants that as the exporter of record, it will duly authorize and retain an agent who will act on its behalf, assuming all attendant responsibilities associated with the export or re-export, including obtaining any necessary export licenses. Client’s responsibilities as the exporter of record, include, but are not limited to, cooperating with its agent in providing a detailed description and accurate valuation and classification of the goods on the export commercial invoice, bills of lading, and all other required documentation. Client further agrees to defend Baxter against any action, civil or criminal, private or public, in connection with the subsequent export or re-export by Client of the goods.

6.4         Foreign Corrupt Practices Act. The Parties confirm that any compensation payable hereunder does not constitute remuneration or other means to attempt to corruptly influence a Government Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”)) to act in his official capacity to assist either Baxter or Client in obtaining or retaining business. In connection with each Party’s obligations under this Agreement, and to the extent the FCPA applies to either Party’s obligations under this Agreement, neither Baxter nor Client has made or offered, or hereafter will make or offer, directly or indirectly, any payment or inducement to a Government Official with the intent to corruptly influence a Government Official to act in his official capacity to assist either Baxter or Client in obtaining or retaining business. In connection with this Agreement, neither Party will give to or accept from any other person anything of value in order to obtain an improper business advantage. Any breach of the foregoing provision will be deemed a material breach of this Agreement that is not capable of relief and will entitle the nonbreaching Party to terminate this Agreement with immediate effect.

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6.5        Payment Terms.

6.5.1           For any Materials and equipment to be ordered by Baxter specifically for Client under this Agreement, Client will issue Purchase Orders for such Materials and equipment pursuant to this Agreement and Client will pre-pay Baxter for one hundred percent (100%) of the cost of the ordered Materials and equipment (plus any associated services fees. see Section 9.7) when Baxter confirms the Purchase Order. Baxter will not order any Materials and equipment contained in any Purchase Order until pre-paid in full by Client.

6.5.2           For all other services performed by Baxter hereunder, including without limitation Production of Product, Client will issue Purchase Orders for such services pursuant to this Agreement, and Client will (i) pre-pay Baxter for fifty percent (50%) of the total amounts contained in the Purchase Order when Baxter confirms such Purchase Order, and (ii) pay Baxter the remaining fifty percent (50%) of the amounts contained in the Purchase Order upon completion of the services. The amounts contained in Client’s Purchase Orders for services will coincide with those amounts for services contained in Baxter’s proposal dated July 22, 2015, as adjusted pursuant to this Agreement. Baxter will issue an invoice upon its completion of the services and Client will pay the amount of such invoice within thirty (30) days of receipt thereof. Baxter will not release any Product to Client until paid in full by Client.

6.5.3           Client shall pay for stability testing as invoiced by Baxter within thirty (30) days of the invoice date.

6.5.4           All payments shall be made by wire transfer to a bank account specified by Baxter. All payments shall be made by Client in accordance with the terms noted above. All prices quoted by Baxter, e.g. in the Product Master Plan, are ex value added taxes and in Euros. Any payment due under this Agreement not received within the times noted above shall incur finance charges at the lesser of (a) the maximum rate permitted by law, or (b) one and one-half percent (1.5%) per month on the outstanding balance.

6.6         Default in Payment Obligations. In addition to all other remedies available to Baxter in the event of a Client default, if Client does not make payments as required hereunder, Baxter may decline acceptance of all further Purchase Orders, suspend Production of Firm Purchase Orders and deliveries of Product until Client provides assurance of performance reasonably satisfactory to Baxter.

Article 7, ACCEPTANCE OF PRODUCT

7.1         Product Conformity. Within twenty (20) calendar days from the date of shipment of samples of Product or the Released Executed Batch Record, whichever is later, Client will determine whether the Batch of Product was Produced according to the Product Requirements and reject such Batch if such Batch was not Produced in accordance with the Product Requirements (“Non-Conforming”) or accept such Batch if such Batch was Produced in accordance with the Product Requirements. If Client rejects a Batch as Non-Conforming. it shall notify Baxter as set forth in Section 7.1.2. Notwithstanding the foregoing, Client shall have the right to revoke acceptance if, within ninety (90) days of receipt of the Batch, Client discovers a defect not reasonably discoverable at time of Baxter’s release of the Batch of Product.

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7.1.1           If Client does not notify Baxter in writing within the applicable time periods that the Batch of Product is Non-Conforming, then such Batch will be deemed to have been accepted and Client will have waived its right to revoke acceptance.

7.1.2           If Baxter released a Batch of Product and Client rejects such Batch as Non-Conforming, it will provide to Baxter a detailed explanation of the non-conformity within the applicable time period. Such notice of non-conformity shall be confirmed in writing by Client to Baxter in accordance with Article 20. Upon receipt of such notice, Baxter will investigate such alleged non-conformity and, (a) if Baxter agrees such Batch is Non-Conforming, Baxter and Client will mutually determine an action plan within sixty (60) calendar days after receipt of Client’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Client or Baxter (the “Response Period”), or (b) if Baxter disagrees that the Batch of Product is Non-Conforming, Baxter will so notify Client in writing within the Response Period.

7.1.3           If the Parties dispute whether the Batch of Product is conforming or Non-Conforming, the Batch will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity shall be binding upon the Parties. For the avoidance of doubt, Baxter will not be required to change its quality disposition based on the determination of the third party laboratory or consultant. Client cannot release a Batch of Product that Baxter has rejected. The costs of such laboratory or consultant are to be borne by the Party whose determination was incorrect.

7.2         Remedies for Non-Conforming Product. In the event Baxter agrees or a determination is made under Section 7.1.3 that a Batch of Product is Non-Conforming solely as a result of Baxter’s negligence or willful misconduct, then Baxter will, at its option, (a) reimburse Client for its actual cost of the API used in the Non-Conforming batch, which reimbursement will not exceed fifty percent (50%) of the Production Price of the Non-Conforming batch, and either (b) if Client has paid for such Non-Conforming batch, either credit the Production Price of the Non-Conforming batch or replace the Non-Conforming batch at Baxter’s expense, assuming sufficient API will be provided by Client, at Client’s expense, and in due time to carry out the Production, or (c) if Client has not paid for the Non-Conforming batch, Baxter will not invoice for the Non-Conforming batch.

Article 8, TERM AND TERMINATION

8.1         Term. This Agreement shall commence on the Effective Date and shall continue for seven (7) years unless earlier terminated in accordance with Sections 8.2 or 8.3 of this Agreement (the “Term”).

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8.2         Termination for Material Breach. Either Party may terminate this Agreement upon the material breach of any provision of this Agreement by the other Party if such breach is not cured by the breaching Party within thirty (30) calendar days for monetary defaults, and sixty (60) calendar days for non-monetary defaults (or such additional time as is reasonably necessary to cure such non-monetary default) after receipt by the breaching Party of written notice of such default.

8.3         Termination for Financial Matters. Either Party may terminate this Agreement immediately by giving the other Party written notice thereof in the event such other Party shall become insolvent or unable to pay its debts when due, or in the event that proceedings are commenced against, or voluntarily by, such Party relating to its bankruptcy or insolvency.

8.4         Additional Rights and Remedies. Subject to Section 13.1, termination under this Article 8 shall be in addition to the other rights and remedies of the terminating Party as specified herein.

8.5         Non-cancelable Costs and Expenses. In the event of the termination or expiration of this Agreement, except by Client as a result of a breach by Baxter under Section 8.2, Client will (a) reimburse Baxter for all Materials and equipment ordered prior to termination and not cancelable at no cost to Baxter, and (b) pay Baxter for any outstanding Firm Purchase Orders. In addition, in the event of termination or expiration for any reason, Client will pay the prices described in Article 5 for (i) all work-in-process commenced by Baxter and (ii) all finished Product Produced prior to expiration or termination. Baxter will ship such materials to Client pursuant to Section 6.1 at Client’s cost and per Client’s instructions. Client will make payments for all expenses described in this Section 8.5no later than thirty (30) calendar days from the invoice date.

8.6         Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement, subject to Article 13. The provisions of Articles 8, 9.3, 12, 13, 14, 15, 16, 17 and 18 hereof shall survive expiration or termination of this Agreement. Termination of this Agreement for any reason shall not relieve any Party of any obligations accruing prior to such termination.

Article 9, PRODUCTION OF PRODUCT

9.1         Reprocessing or Rework. If reprocessing or rework is allowed pursuant to Client’s regulatory submissions or approved by Client, it shall be performed in accordance with the Quality Agreement and Client shall be responsible for and promptly reimburse Baxter for all costs and expenses incurred in connection with such reprocessing or rework.

9.2         Audits. Client shall have the right to audit Baxter’s facilities to determine compliance with Applicable Law. Such audits shall be scheduled at mutually agreeable times upon reasonable advance written notice to Baxter. Audits shall be at Client’s expense as detailed in the Product Master Plan, if it occurs more than one (1) time every other calendar year unless such additional audits are “for cause” audits as set forth in the Quality Agreement. If Client requests additional audits which are not “for cause” audits and Baxter agrees to such audits, Client will incur fees as set forth in the Product Master Plan. Such fees shall be paid promptly upon completion of such audits. In connection with performing such audits, Client shall comply with all reasonable rules and regulations promulgated by Baxter. All information disclosed or reviewed in such inspections shall be deemed to be the property of Baxter and Baxter Confidential Information.

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9.3         Stability Testing. At Client’s request and expense, Baxter shall perform all stability testing required to be performed on Product. Such testing shall be performed in accordance with the procedures set out in the Product-specific Baxter SOPs for the stability protocol and Product Master Plan.

9.4         Permits and Licenses. Client will be responsible, at its expense, for obtaining, maintaining, updating and remaining in compliance with all permits, licenses and other authorizations during the Term of this Agreement, which are necessary or required under federal, state, and local laws, rules and regulations which are applicable to the use and sale of Product Produced by Baxter hereunder, in addition to any permits, licenses and other authorizations that are specific to the Production of Product, if any. Baxter will be responsible, at its expense, to obtain and maintain all generally required permits and licenses applicable to production of pharmaceutical products generally which are required for Baxter to carry out its regulatory and Production obligations hereunder. Baxter will have no obligation to obtain permits relating to the sale, marketing, distribution or use of API or Product or with respect to the content of any Product labeling.

9.5         Regulatory Requirements. Each Party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of Product under this Agreement and which are required by an applicable Regulatory Authority or other Applicable Law, and shall confer with each other with respect to the best means to comply with such requirements. Baxter shall have no obligation to Produce Product in compliance with the requirements of a Regulatory Authority not explicitly specified in the Product Master Plan. Client shall supply to Baxter a copy of its license submission prior to Baxter’s Production of Product. Client will assume full responsibility for final release of each Batch of Product.

9.6         Changes in Manufacturing.

9.6.1           Product-Specific Changes. If facility, equipment, process or system changes are required of Baxter as a result of requirements set forth by a Regulatory Authority, and such regulatory changes apply solely to the Production and supply of one or more Products, then Client and Baxter will review such requirements and agree in writing to such regulatory changes, and Client shall bear one hundred percent (100%) of the reasonable costs thereof.

9.6.2           General Changes. If such regulatory changes apply generally to one or more Products as well as to other products produced by Baxter for itself or for third parties, then Client and Baxter shall discuss such regulatory changes and the impact of such changes on Product and the cost of Production, and the Parties shall mutually agree in writing on how to proceed.

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9.7         Purchase of Specialized Equipment. If Baxter is required to obtain specialized equipment in order to Produce Product for Client (“Specialized Equipment”). Baxter shall notify Client of the Specialized Equipment required and the estimated price associated with the purchase and installation of such equipment. The price of such equipment shall be paid by Client, i.e., the actual purchase price paid by Baxter for the Specialized Equipment, including shipping and insurance costs, in addition to a service fee of twenty-five percent (25%) on the actual purchase price plus VAT. Baxter shall invoice Client for all approved costs associated with the Specialized Equipment, and Client agrees to pay Baxter within thirty (30) days from the date of Baxter’s invoice. Client shall hold title to the Specialized Equipment although Baxter shall hold a security interest in the Specialized Equipment until such equipment is paid for in full by Client. Baxter shall have possession of the Specialized Equipment during the Term of this Agreement. Baxter agrees not to use the Specialized Equipment for any other customers. Client shall assume all risk of loss of the Specialized Equipment, unless such loss or damage to the Specialized Equipment is due to the negligence of Baxter.

9.7.1           Maintenance and Repair of Specialized Equipment. Baxter shall maintain the Specialized Equipment in accordance with the maintenance plan set forth in the Product Master Plan. Client shall assume responsibility for the costs and expenses relating to any maintenance and repairs of the Specialized Equipment.

9.7.2           Changes in Equipment or Process due to Changes in the Annual Volume of Product. If there are changes in the annual volume of Product and such changes in volume require changes in equipment and/or process, the Parties will reach agreement on the scope of the changes and associated costs prior to Baxter implementing such changes.

9.8         Ownership of Equipment. Upon termination or expiration of this Agreement, Client agrees to reimburse Baxter for reasonable disposal and decommissioning expenses for the Specialized Equipment. Upon the Client’s request, Baxter shall transfer possession of the Specialized Equipment paid for by Client to Client at Client’s cost and expense, provided, however, that the Specialized Equipment is mobile and not a permanent fixture in Baxter’s facility, i.e. linked to Baxter’s infrastructure (e.g. Baxter’s VVFI loop), or (ii) upon the agreement of Baxter, Baxter will purchase such equipment by paying Client the then current book value of such equipment. Depreciation of such equipment shall be calculated in accordance with applicable generally accepted accounting principles.

Article 10, REGULATORY

10.1       Regulatory Approvals. Client will maintain all necessary Regulatory Approvals of marketing licenses for Product Produced by Baxter hereunder. Client will advise Baxter of document requirements in support of filings and similar applications required of foreign governments and agencies including amendments, license applications, supplements and maintenance of such. As agreed upon by Client and Baxter in a regulatory plan, Baxter will provide documents and assist Client in preparation of submissions to Regulatory Authorities designated by Client in support of Client’s applications. All regulatory submission preparation and maintenance performed by Baxter for Client shall be specified in the regulatory plan. Prior to submission to the Regulatory Authority, Client will provide Baxter with a copy of the CMC section for review and comment. A final copy of the CMC section will be provided by Client to Baxter upon submission to the Regulatory Authority. Upon Regulatory Approval, Client will notify Baxter within two (2) calendar days of such approval and the anticipated date of Product launch to the market.

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10.2       Regulatory Authority Inspections. At Client’s request, Baxter will authorize Regulatory Authorities to review related applications on Client’s behalf as set forth in the Quality Agreement. Client shall bear the costs of Regulatory Authority Inspections as set forth in the Product Master Plan.

Article 11, TRADEMARKS

11.1       Client grants to Baxter a non-exclusive, royalty-free license to use trademarks of Client for the sole purpose of allowing Baxter to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part.

11.2       Client shall be solely responsible for selecting, registering and enforcing trademarks of Client used to identify the Product and, except as set forth in Section 11.1, shall have sole and exclusive rights in such trademarks of Client.

Article 12, REPRESENTATIONS AND WARRANTIES

12.1       Mutual Representations. Each Party hereby represents and warrants to the other Party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2       Baxter Warranty. Baxter warrants that Product shall be Produced in accordance with cGMPs.

12.3       Disclaimer of Warranties. Except for those warranties set forth in Sections 12.1 and 12.2 of this Agreement, Baxter makes no warranties, written, oral, express or implied, with respect to Product or the Production of Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BAXTER. NO WARRANTIES OF BAXTER MAY BE CHANGED EXCEPT IN WRITING AND SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF BAXTER.

12.4       Client Warranties. Client warrants that (a) it has the right to give Baxter any information and materials provided by Client hereunder, and that Baxter has the right to use such information and materials for the Production of Product, and (b) Client has no knowledge of any (i) patents or other intellectual property rights that would be infringed by Baxter’s Production of Product under this Agreement, or (ii) proprietary rights of third parties which would be violated by Baxter’s performance hereunder. Client warrants that the API provided to Baxter hereunder will (1) conform to the API specifications and (2) not be adulterated or misbranded within the meaning of the FD&C Act. Client will use and promote the Product in accordance with its regulatory filings and approvals.

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Article 13, EXCLUSIVE REMEDIES, LIMITATION OF LIABILITY AND RISK OF LOSS

13.1       Exclusive Remedies. Client’s right to recover damages, losses or expenses from Baxter, and Baxter’s liability under this Agreement, is limited to the amounts and remedies set forth in the applicable sections of this Agreement. All claims by Client under this Agreement for Non-Conforming Product shall be brought in the time period set forth in Section 7.1. Except for third party indemnity claims, all other claims shall be brought no later than two (2) years after the occurrence of the event giving rise to such claim; otherwise, such claim shall be deemed waived.

13.2     Limitation of Liability. Except to the extent recoverable under Section 14.2 or except as specifically set forth in this Agreement, Baxter shall not be liable under this Agreement for damages that are or include lost revenues or lost profits, or for any other damages including special, punitive, direct, incidental, consequential or other damages including but not limited to loss, damage or destruction of the Client supplied Materials, the cost of cover or recall costs, whether such claims are founded in tort or contract, and even if Client asserts or establishes a failure of the essential purpose of any limited remedy provided in this Agreement. To the greatest extent permitted under Applicable Law, under no circumstances shall Baxter’s aggregate liability under this Agreement, including but not limited to third party claims, exceed the aggregate amount paid to Baxter by Client for such Product in the first calendar year of this Agreement (the “Monetary Cap”).

13.3       Risk of Loss. All Baxter supplied equipment and Baxter supplied Materials used by Baxter in the Production of Product (collectively, the “Baxter Property”) shall at all times remain the property of Baxter and Baxter assumes risk of loss for the Baxter Property until delivery of Product to a common carrier as specified under Section 6.1. Client assumes all risk of loss for Client supplied Materials, equipment owned by Client and all Product (collectively, the “Client Property”). Baxter will have no liability for, and Client releases all claims against Baxter arising from, any damage or loss to Client Property stored in a third party facility.

Article 14, INDEMNIFICATION

14.1       Client Indemnification. Client shall indemnify, defend and hold harmless Baxter and its Affiliates and any of their respective directors, officers, governors, members, employees, subcontractors and agents (collectively, the “Indemnified Parties”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees) (“Losses”) to, and claims, demands, actions, suits by a third party (collectively, “Claims”), including claims of property damage, death or personal injury for which the Indemnified Parties otherwise would be strictly liable, in connection with pending or threatened litigation or other proceedings, which arise out of or relate to any one of the following:

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(a)          Production, transport, storage, promotion, labeling, marketing, distribution, use or sale of Product;

(b)          Baxter’s use of the API;

(c)          Client’s negligence or willful misconduct;

(d)          Materials;

(e)          the use of the API or the sale. Production, marketing or distribution of Product violates the patent. trademark, copyright or other proprietary rights of any third party,

except if any of the foregoing (a), (b), (d) or (e) is caused solely by the (i) negligence or willful misconduct of Baxter or (ii) negligent violation of law by Baxter.

14.2       Baxter Indemnification. Baxter shall indemnify, defend and hold harmless Client and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents from and against any and all Losses to, and Claims by, a third party in connection with pending or threatened litigation or other proceedings, resulting solely from Baxter’s negligence or willful misconduct. Baxter’s liability under this Section 14.2 shall be subject to the Monetary Cap.

14.3     Indemnitee Obligations. Any Party seeking indemnification hereunder (a) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any Claim for which indemnification is sought, (b) shall permit the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against the Claim, (c) shall reasonably assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of and preparation for the defense of such Claim, and (d) shall not compromise or settle such Claim without the Indemnifying Party’s prior written consent.

Article 15, INSURANCE

15.1      Client Insurance. Client shall procure and maintain, during the Term of this Agreement and for a period one (1) year beyond the expiration date of Product, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the “Client Insurance”). Client Insurance shall cover amounts not less than 10,000,000 € (ten million EURO) combined single limit and shall be with an insurance carrier with an A.M. Best rating of A-VII or better. Baxter shall be named as an additional insured on Client Insurance and Client promptly shall deliver a certificate of Client Insurance and endorsement of additional insured to Baxter evidencing such coverage. If Client fails to furnish such certificates or endorsements, or if at any time during the Term of this Agreement Baxter is notified of the cancellation or lapse of Client Insurance, and Client fails to rectify the same within ten (10) calendar days after notice from Baxter, in addition to all other remedies available to Baxter hereunder, Baxter, at its option, may (i) cease all work in process and refuse further services and/or Production until Client re-establishes to Baxter’s satisfaction that Client is in compliance with Client Insurance requirements and/or (ii) terminate this Agreement. Any deductible and/or self-insurance retention shall be the sole responsibility of Client.

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15.2       Baxter Insurance. Baxter is, and will during the Term of this Agreement remain, self-insured for the type of liability that could arise under this Agreement in amounts no less than the coverage amounts set forth above for Client Insurance.

15.3     No Limitation. Neither Party’s liability will be limited to that which is recoverable by insurance.

Article 16, COMPLAINTS, RECALL OF PRODUCT

16.1     Complaints. In the event Client or Baxter receives complaints regarding Products which require Baxter to perform an investigation or conduct tests, Client is obliged to reimburse Baxter for any costs incurred in connection with such complaints.

16.2     Recalls. In the event Client is required to recall any Product, or elects to institute a voluntary recall, Client will be responsible for coordinating such recall. Client will promptly notify Baxter of such recall and provide Baxter with a copy of all documents relating to such recall. Baxter will cooperate with Client in connection with any recall, at Client’s expense. Client will be responsible for all of the costs and expenses of such recall (including but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom Client deems appropriate).

Article 17, INTELLECTUAL PROPERTY

17.1     Existing Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, Client shall retain all right, title and interest arising under Applicable Law in and to all Products, labeling and trademarks associated therewith (collectively, “Client’s Intellectual Property”). Client hereby grants to Baxter a non-exclusive, paid-up, royalty-free license under Client’s Intellectual Property and any Client-owned Inventions arising under this Agreement, solely to the extent reasonably necessary for Baxter to perform its obligations under this Agreement. Neither Baxter nor any third party shall acquire any other right. title or interest in Client’s Intellectual Property by virtue of this Agreement or otherwise.

17.2      Product-Related Inventions. Client and Baxter each acknowledge and agree that all rights, title and interest in and to any Inventions, as between the Parties„ except for Process Inventions, shall be owned by Client, and in furtherance thereof Baxter hereby assigns all rights, interests and title in said Inventions to Client.

17.3      Process Inventions. The Parties agree that such Process Inventions shall be owned by Baxter and in furtherance thereof Client hereby assigns all rights, interests and title in said Process Inventions to Baxter subject to the restrictions and conditions set forth in this Section. Specifically, Baxter grants to Client a non-exclusive, paid-up, royalty-free, irrevocable worldwide license to Process Inventions for the manufacturing of the Product.

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17.4       Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, or otherwise, as: (i) a grant. transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

17.5       Rights in Intellectual Property. The Party owning any Intellectual Property shall have the worldwide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions relating to such Intellectual Property, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each Party will cooperate with the other Party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

17.6       Confidentiality of Intellectual Property. Intellectual Property shall be deemed to be the Confidential Information of the Party owning such Intellectual Property. The protection of each Party’s Confidential Information is described in Article 18. Any disclosure of information by one Party to the other under the provisions of this Article 17 shall be treated as the disclosing Party’s Confidential Information under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

Article 18, CONFIDENTIAL INFORMATION, NONDISCLOSURE AND PUBLICITY

18.1     Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees to take all reasonable steps to prevent disclosure of Confidential Information to third parties. No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency necessary approvals or licenses or to obtain patents with respect to the Product.

18.2      Prior Confidentiality Agreement.

18.2.1           This Agreement, by reference, incorporates the Confidentiality Agreement signed by Client and Baxter’s Affiliate, Baxter Healthcare Corporation, on September 4, 2014 (the “Confidentiality Agreement”), and is made a part hereof as though fully set forth herein and all terms and conditions set forth in the Confidentiality Agreement shall continue to govern any disclosure made under the Confidentiality Agreement and shall govern any disclosure made as of the Effective Date of this Agreement. “Confidential Information”, as used in this Agreement, shall have the meaning defined in the Confidentiality Agreement.

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18.2.2           All obligations of confidentiality and non-use imposed upon the Parties under this Agreement, including without limitation the period of confidentiality and non-use as set forth in the Confidentiality Agreement which is hereby amended by this Section 18.2.2, shall expire three (3) years after the expiration or earlier termination of this Agreement.

18.3       Third Party Disclosure. Baxter will be permitted to disclose Product information to third party developmental and analytical services providers in connection with performance of its obligations hereunder provided such providers shall be subject to confidentiality agreements.

18.4       Limitation of Disclosure. The Parties agree that, except as otherwise may be required by Applicable Law, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”), and except as may be authorized in the Confidentiality Agreement and unless otherwise agreed in this Agreement, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other.

18.5       Publicity and SEC Filings. The Parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the Parties. The failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within five (5) business days of the Party’s receipt of the press release shall be deemed as approval of such press release. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the SEC or any other governmental or regulatory agencies, including providing written notice to Baxter and sufficient time to review and request confidential treatment of Confidential Information of either Party included in any such disclosure. Baxter may communicate information to its investors to the extent made public by Client.

18.6       Reference List. Baxter shall be entitled to put Client’s name on a reference list if Client does not explicitly object to such procedure.

Article 19, FORCE MAJEURE

19.1       Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money) caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public enemies; insurrections; riots: terrorist actions; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of Materials or energy; delays in the delivery of Materials or energy; acts or orders of any government or agency thereof or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected Party’s nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by Baxter because of Baxter force majeure conditions exceeds one hundred twenty (120) calendar days, Client may terminate this Agreement by written notice to Baxter. If the period of nonperformance by Client because of Client force majeure conditions exceeds one hundred twenty (120) calendar days, Baxter may terminate this Agreement by written notice to Client.

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Article 20, NOTICES

20.1       All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service to the following address of the respective Parties:

If to Baxter:	Baxter Oncology GmbH
Kantstr. 2
33790 Halle/Westfalen
Germany
Attn: Director, Contract Manufacturing and Business Development
Fax No. +49 5201 711 1880
Telephone No. +49 5201 711 1864

With a copy to:	Baxter Oncology GmbH
Kantstr. 2
33790 Halle/Westfalen
Germany
Attn: Plant Manager
Fax No. +49 5201 711 1355
Telephone No. +49 5201 711 2524

If to Client:	Accelerated Pharma, Inc.
15W155 81st Street
Burr Ridge, Illinois 60527
Attn: Chief Executive Officer
Fax No. (__) __ - __
Telephone No. (847) 960-5630

With a copy to:	Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, Missouri 64112
Attn: Patrick C. Woolley
Fax No. (__) __ - __
Telephone No. (816) 360-4280

Notices shall be effective on the day following the date of transmission if sent by facsimile, and on the second business day following the date of delivery to the overnight delivery service if sent by overnight delivery. A Party may change its address listed above by notice to the other Party given in accordance with this Section.

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Article 21, GOVERNING LAW

21.1       This Agreement is being delivered and executed in Germany. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the substantive and procedural laws of Germany, without regard to the principles of conflict of laws. The courts of Germany shall have personal jurisdiction over the Parties hereto in all matters arising hereunder, and venue for such suit will be the competent court of Bielefeld.

Article 22, ASSIGNMENT

22.1       Neither Party shall assign this Agreement or any part hereof or any interest herein to any third party without the prior written approval of the other Party. Without the other Party’s consent, either Party may assign this Agreement to one of its Affiliates or assign this Agreement in connection with an internal corporation reorganization, consolidation or divestiture. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any Party of any responsibility for the performance of its obligations hereunder which accrued prior thereto.

Article 23, SUCCESSORS AND ASSIGNS

23.1       This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and permitted assigns.

Article 24, ENTIRE AGREEMENT

24.1       This Agreement, including all agreements specifically incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

Article 25, SEVERABILITY

25.1       If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

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Article 26, WAIVER AND MODIFICATION OF AGREEMENT

26.1       No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

Article 27, INDEPENDENT CONTRACTOR

27.1       Both Parties shall act as an independent contractor for the other Party in providing the services required hereunder and shall not be considered an agent of, or joint venturer with, the other Party.

Article 28, COUNTERPARTS

28.1       For convenience, this Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.

BAXTER ONCOLOGY GmbH		ACCELERATED PHARMA, INC.

By:	/s/ Sven Remmerbach	By:	/s/ Michael Fonstein
Name:	Dr. Sven Remmerbach	Name:	Michael Fonstein
Title:	Director BDCM	Title:	CEO

BAXTER ONCOLOGY GmbH

By:	/s/ Bernhard Assies
Name:	Bernhard Assies
Title:	Director Finance & Contract Services

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